Exhibit 10.1
ISABELLA BANK CORPORATION
CLAWBACK POLICY

Introduction
The Board of Directors of Isabella Bank Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to ensure that incentive-based compensation is based on accurate financial data. The Board of Directors has adopted this clawback policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).
Administration
This Policy shall be administered by the Board of Directors or, if designated by the Board of Directors, the Compensation and Human Resources Committee, in which case, references herein to the “Board” shall be deemed references to the Compensation and Human Resources Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, and, if applicable, the listing standards of the national securities exchange on which the Company’s securities are listed (the “Covered Executives”). This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Recoupment
In the event the Company is required to prepare a restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement, the Board will take all necessary actions to recover any excess Incentive Compensation received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, regardless of fault.
Incentive Compensation
For purposes of this Policy, “Incentive Compensation” means any cash or equity compensation which is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Base salaries, time-based equity awards, and bonuses paid based on subjective or discretionary standards rather than financial standards shall not be Incentive Compensation. A “financial reporting measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from the financial information, such as revenues, EBITDA, or net income. “Financial reporting measures” additionally include metrics based on the Company’s stock price.

Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results. The foregoing calculation shall be calculated on a pre-tax basis. For purposes of this Policy, Incentive Compensation is deemed received when the applicable financial measure is achieved in part or in whole, even if payment occurs after the end of such period. If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Board may, in its sole discretion, determine that repayment is not required in instances where the cost of recovery would exceed the amount of the overpayment.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) reimbursement of cash compensation; (b) recovery of any realized gain on equity; (c) cancellation of equity awards; or (d) taking any other remedial and recovery action permitted by law.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of, or expenses associated with, any incorrectly awarded Incentive Compensation or the recovery thereof.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or, if applicable, any national securities exchange on which the Company’s securities are listed.
Effective Date
This Policy shall be effective as of the date adopted by the Board on January 1, 2024 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded, or granted to the Covered Executives on or after that date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and, if applicable, to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other agreement with a Covered Executive and any other legal remedies available to the Company. This Policy shall not replace and shall be in addition to any rights of the Company to recover compensation from its executive officers under other applicable laws and regulations, including, but not limited to, the Sarbanes-Oxley Act of 2002.
Reporting and Disclosure Requirements
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the Securities and Exchange Commission.

ISABELLA BANK CORPORATION

Dated:	March 26, 2024	By:	/s/ Sarah R. Opperman

		Name:	Sarah R. Opperman

		Title:	Chair, Isabella Bank Corporation Board of Directors